                                                                       EXHIBIT 1
                                                                  EXECUTION COPY

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                                 SCANSOFT, INC.
                       SPIDERMAN ACQUISITION CORPORATION
                                      AND
                        SPEECHWORKS INTERNATIONAL, INC.
                                  DATED AS OF
                                 APRIL 23, 2003

                               TABLE OF CONTENTS

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                                                                             PAGE
                                                                             ----
ARTICLE I
THE MERGER.................................................................    2
1.1            The Merger..................................................    2
1.2            Effective Time; Closing.....................................    2
1.3            Effect of the Merger........................................    2
1.4            Certificate of Incorporation and Bylaws.....................    2
1.5            Directors and Officers......................................    2
1.6            Effect on Capital Stock.....................................    2
1.7            Surrender of Certificates...................................    3
1.8            No Further Ownership Rights in the Company Common Stock.....    5
1.9            Lost, Stolen or Destroyed Certificates......................    5
1.10           Tax Consequences............................................    5
1.11           Further Action..............................................    6

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................    6
2.1            Organization; Standing and Power; Charter Documents;
               Subsidiaries................................................    6
2.2            Capital Structure...........................................    7
2.3            Authority; Non-Contravention; Necessary Consents............    8
2.4            SEC Filings; Financial Statements...........................    9
2.5            Absence of Certain Changes or Events........................   10
2.6            Taxes.......................................................   11
2.7            Intellectual Property.......................................   12
2.8            Compliance; Permits.........................................   13
2.9            Litigation..................................................   14
2.10           Brokers' and Finders' Fees; Fees and Expenses...............   14
2.11           Transactions with Affiliates................................   14
2.12           Employee Benefit Plans......................................   14
2.13           Title to Properties.........................................   17
2.14           Environmental Matters.......................................   17
2.15           Contracts...................................................   18
2.16           Disclosure..................................................   19
2.17           Board Approval..............................................   20
2.18           Fairness Opinion............................................   20
2.19           Takeover Statutes...........................................   20
2.20           Non-Competition Agreements..................................   20

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....................   20
3.1            Organization; Standing and Power; Charter Documents;
               Subsidiaries................................................   20
3.2            Capital Structure...........................................   21
3.3            Authority; Non-Contravention; Necessary Consents............   22
3.4            SEC Filings; Financial Statements...........................   23
3.5            Absence of Certain Changes or Events........................   23

                                        i
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
                                                                             PAGE
                                                                             ----
3.6            Taxes.......................................................   24
3.7            Intellectual Property.......................................   25
3.8            Compliance; Permits.........................................   26
3.9            Litigation..................................................   27
3.10           Brokers' and Finders' Fees..................................   27
3.11           Transactions with Affiliates................................   27
3.12           Parent Employee Benefit Plans...............................   27
3.13           Title to Properties.........................................   30
3.14           Environmental Matters.......................................   30
3.15           Contracts...................................................   30
3.16           Disclosure..................................................   32
3.17           Board Approval..............................................   32
3.18           Fairness Opinion............................................   32
3.19           Rights Plan.................................................   33

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME........................................   33
4.1            Conduct of Business by the Company..........................   33
4.2            Conduct of Business by Parent...............................   36

ARTICLE V
ADDITIONAL AGREEMENTS......................................................   37
5.1            Prospectus/Proxy Statement; Registration Statement..........   37
5.2            Meetings of Stockholders; Board Recommendation..............   37
5.3            Acquisition Proposals.......................................   38
5.4            Confidentiality; Access to Information; No Modification of
               Representations, Warranties or Covenants....................   41
5.5            Public Disclosure...........................................   41
5.6            Regulatory Filings; Reasonable Efforts......................   42
5.7            Notification of Certain Matters.............................   43
5.8            Third-Party Consents........................................   43
5.9            Equity Awards and Employee Benefits; Company Warrants.......   44
5.10           Form S-8....................................................   45
5.11           Indemnification.............................................   45
5.12           Nasdaq Listing..............................................   46
5.13           Company Affiliates; Restrictive Legend......................   46
5.14           Treatment as Reorganization.................................   46
5.15           Section 16 Matters..........................................   46
5.16           Merger Sub Compliance.......................................   46
5.17           Board of Directors..........................................   46
5.18           Comfort Letter..............................................   47
5.19           Agreements with Respect to Salary...........................   47


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

ARTICLE VI
CONDITIONS TO THE MERGER...................................................   47
6.1            Conditions to the Obligations of Each Party to Effect the
               Merger......................................................   47
6.2            Additional Conditions to the Obligations of the Company.....   48
6.3            Additional Conditions to the Obligations of Parent and
               Merger Sub..................................................   48

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER..........................................   49
7.1            Termination.................................................   49
7.2            Notice of Termination; Effect of Termination................   51
7.3            Fees and Expenses...........................................   51
7.4            Amendment...................................................   52
7.5            Extension; Waiver...........................................   52

ARTICLE VIII
GENERAL PROVISIONS.........................................................   52
8.1            Non-Survival of Representations and Warranties..............   52
8.2            Notices.....................................................   53
8.3            Interpretation..............................................   53
8.4            Counterparts................................................   54
8.5            Entire Agreement; Third-Party Beneficiaries.................   54
8.6            Severability................................................   54
8.7            Other Remedies; Specific Performance........................   55
8.8            Governing Law...............................................   55
8.9            Rules of Construction.......................................   55
8.10           Assignment..................................................   55
8.11           Waiver of Jury Trial........................................   55

                                                                  EXECUTION COPY

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of April 23, 2003, by and among ScanSoft, Inc., a Delaware corporation ("PARENT"), Spiderman Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of Parent ("MERGER SUB"), and SpeechWorks International, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

     A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein in order to advance their respective long-term strategic business interests.

     B. The respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of the laws of the state of Delaware ("DELAWARE LAW"), this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1).

     C. The Board of Directors of Parent has resolved to recommend to its stockholders approval of the issuance of shares of Parent Common Stock (as defined in Section 1.6(a)) in connection with the Merger (the "STOCK ISSUANCE").

     D. The Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger.

     E. Concurrent with the execution and delivery of this Agreement, and as a material inducement for Parent to consummate the Merger, Parent and the Chief Executive Officer of the Company are entering into an employment agreement and an employee proprietary information, inventions and non-competition agreement.

     F. Concurrent with the execution and delivery of this Agreement, and as a material inducement for Parent to consummate the Merger, certain employees of the Company (other than employees set forth in Section 2.20 of the Company Disclosure Letter (as defined herein)) shall continue to be subject to non-competition agreements, each of which shall be effective as of the Effective Time.

     G. Concurrent with the execution and delivery of this Agreement, and as a material inducement for Parent to consummate the Merger, certain stockholders who are executive officers and directors of the Company are executing and delivering voting agreements and irrevocable proxies (the "COMPANY VOTING AGREEMENTS"), substantially in the form attached hereto as Exhibit A-1, to Parent.

     H. Concurrent with the execution and delivery of this Agreement, and as a material inducement for the Company to consummate the Merger, certain stockholders who are executive officers and directors of Parent are executing and delivering voting agreements and irrevocable proxies (the "PARENT VOTING AGREEMENTS"), substantially in the form attached hereto as Exhibit A-2, to the Company.

     I. For United States federal income tax purposes, the parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the "CLOSING") shall take place at the offices of Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, at a time and date to be specified by the parties, which shall be not later than the fifth business day after the satisfaction or waiver of the conditions set forth in
Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law.

     1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of the Company shall be amended in its entirety in the form attached hereto as Exhibit 1.4 and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation. At the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

          (a) Company Common Stock. Each share of the Common Stock, par value $0.001 per share, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of the Company Common Stock to be canceled pursuant to Section 1.6(c), will be canceled and extinguished and automatically converted (subject to Section 1.6(f)) into the right to receive 0.860 of a validly issued, fully paid and nonassessable share (the "EXCHANGE RATIO") of the Common Stock, par value $0.001 per share, of Parent ("PARENT COMMON STOCK") upon surrender of the certificate representing such share of the Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

          (b) Company Restricted Stock. If any shares of Common Stock are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company ("COMPANY RESTRICTED STOCK") as of the Effective Time, then the shares of Parent Common Stock issued in exchange for such shares of the Company Restricted Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

          (c) Cancellation of Treasury and Parent Owned Stock. Each share of the Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (d) Capital Stock of Merger Sub. Each share of common stock, par value $0.001, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

          (e) Company Options; Employee Stock Purchase Plan; Company
     Warrants.  At the Effective Time, all Company Options (as defined in
     Section 2.2(b)) shall be treated in accordance with Section 5.9(a). Rights outstanding under the Company's 2000 Employee Stock Purchase Plan (the "COMPANY PURCHASE PLAN") shall be treated as set forth in Section 5.9(b). All warrants to purchase shares of Company Common Stock set forth on
     Schedule 2.2(d) of the Company Disclosure Letter ("COMPANY WARRANTS") shall be treated as set forth in Section 5.9(e).

          (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.7(c)), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on The Nasdaq Stock Market, Inc. ("Nasdaq").

          (g) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of (i) any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time; and (ii) any change during the period between April 22, 2003 and the Closing Date in the number of issued and outstanding shares of Company Common Stock set forth in Section 2.2(a) other than as a result of the exercise of (A) options or warrants issued and outstanding as of April 22, 2003 or (B) purchase rights of participants in the Company Purchase Plan for up to the aggregate number of shares of Company Common Stock authorized and available for issuance thereunder on April 22, 2003, and as may be increased pursuant to Section 4.1(b)(xiii) hereof or (C) options issuable to Allowable New Hires (as defined in Section 4.1(b)(xviii)).

     1.7 Surrender of Certificates.

     (a) Exchange Agent. Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

     (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall enter into an agreement with the Exchange Agent effective as of the Effective Time, reasonably satisfactory to the Company, which shall provide that as of the Effective Time Parent shall deposit with the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for outstanding shares of the Company Common Stock. In addition, Parent shall deposit with, and make available as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d). Any cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND."

     (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to
Section 1.7(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a), payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the number of whole shares of Parent Common Stock provided for herein and an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

     (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.6(f) will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock entitled to thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

     (e) Transfers of Ownership. If shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons (as defined in Section 8.3(c)) requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.6) required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

     (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement (as defined in Section 2.2(d)). To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

     (g) No Liability.  Notwithstanding anything to the contrary in this Section
1.7 and to the extent permitted by applicable law, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to, or for any such shares (or dividends or distributions with respect thereto) delivered to, a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to the Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to the Company stockholders pursuant to this Article I shall promptly be paid to Parent.

     (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to Surviving Corporation look only to the Surviving Corporation for the shares of Parent Common Stock pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d) with respect to the shares of the Company Common Stock formerly represented thereby. To the extent permitted under applicable law, any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.3(c)) shall become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

     1.8 No Further Ownership Rights in the Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

     1.11 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Company to Parent dated as of the date hereof and certified by a duly authorized executive officer of Company (the "COMPANY DISCLOSURE LETTER"), including to the extent further qualified by the applicable provisions of
Section 8.3(a), as follows:

     2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

     (a) Organization; Standing and Power. The Company and each of its Subsidiaries (as defined below) (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(b)) on the Company. For purposes of this Agreement, "SUBSIDIARY," when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     (b) Charter Documents.  The Company has delivered or made available to
Parent: (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of the Company, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS") and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, "SUBSIDIARY CHARTER DOCUMENTS"), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

     (c) Subsidiaries. Section 2.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, "LIENS"), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws, except as would not reasonably be expected to have a Material Adverse Effect on the Company or a Material Adverse Effect on such Subsidiary. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

     2.2  Capital Structure.

     (a) Capital Stock.  The authorized capital stock of Company consists of:
(i) 100,000,000 shares of Company Common Stock, par value $0.001 per share and
(ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the "COMPANY PREFERRED STOCK"). At the close of business on April 22, 2003: (i) 33,903,543 shares of Company Common Stock were issued and outstanding, excluding shares of Company Common Stock held by the Company in its treasury, (ii) no shares of Company Common Stock were issued and held by the Company in its treasury, and (iii) no shares of Company Preferred Stock were issued and outstanding, and on the date hereof there has been no change to the number of shares of Company Common Stock issued and outstanding set forth in clause (i) other than pursuant to the exercise of Company Options. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All of the outstanding shares of capital stock of Company are, and all shares of capital stock of Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. Section 2.2(a) of the Company Disclosure Letter sets forth each a list of each holder of Company Restricted Stock and (a) the name of the holder of such Company Restricted Stock, (b) the number of shares of Company Restricted Stock held by such holder,
(c) the repurchase price of such Company Restricted Stock, (d) the date on which such Company Restricted Stock was purchased or granted, (e) the applicable vesting schedule pursuant to which the Company's right of repurchase or forfeiture lapses and (f) the extent to which such Company right of repurchase or forfeiture has lapsed as of April 22, 2003. Upon consummation of the Merger,
(A) the shares of Parent Common Stock issued in exchange for any shares of Company Restricted Stock will, without any further act of Parent, Merger Sub, the Company or any other Person, become subject to the restrictions, conditions and other provisions contained in the contract relating to such Company Restricted Stock and (B) Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under any such contract without modification. There are no commitments or agreements of any character to which the Company is bound obligating Company to waive (in whole or in part) its right of repurchase or forfeiture with respect to any Company Restricted Stock as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events).

     (b) Stock Options. As of April 22, 2003: (i) an aggregate of 8,002,424 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock ("COMPANY OPTIONS") under the Company's Amended and Restated 1995 Stock Option Plan and the Company's 2000 Employee, Director and Consultant Stock Plan or otherwise (the "COMPANY STOCK PLANS"), and
(ii) 32 shares of Company Common Stock are reserved for future issuance under the Company Purchase Plan. Section 2.2(b) of the Company Disclosure Letter sets forth a list of each outstanding Company Option issued other than pursuant to the Company Purchase Plan, and (a) the particular Company Stock Plan (if any) pursuant to which such Company Option was granted, (b) the name of the holder of such Company Option, (c) the number of shares of Company Common Stock subject to such outstanding Company Option, (d) the exercise price of such Company Option,
(e) the date on which such Company Option was granted, (e) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of April 11, 2003, and (f) the date on which such Company Option expires; and since April 11, 2003 there have been no changes in the information provided pursuant to clauses (a) through (f) except changes resulting from the vesting or exercise of Company Options in accordance with the terms of the applicable Company Stock Plan and option agreement. All shares of Company Common Stock subject to issuance under the Company Stock Plans and the Company Purchase Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as otherwise set forth in
Section 2.2(b) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or Common Restricted Stock as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

     (c) Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the date hereof (collectively, "VOTING DEBT").

     (d) Other Securities. Except as otherwise set forth in Section 2.2(d) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, contract, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable material Contracts. Except for shares of Company Restricted Stock, there are not any outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. Except as otherwise set forth in Section 2.2(d) of the Company Disclosure Letter, the Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the knowledge of the Company, other than the Company Voting Agreements and the irrevocable proxies granted pursuant to the Company Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. For purposes of this Agreement, "CONTRACT" shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect. For purposes of this Agreement, "LEGAL REQUIREMENTS" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

     2.3 Authority; Non-Contravention; Necessary Consents.

     (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve and adopt this Agreement and approve the Merger is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (b) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby will not:
(i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract (as defined in Section 2.15). Section 2.3(b) of the Company Disclosure Letter lists all consents, waivers and approvals under any of the Company's or any of its Subsidiaries' Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate are not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Merger.

     (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "GOVERNMENTAL ENTITY") is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business,
(ii) the filing of the Prospectus/Proxy Statement (as defined in Section 2.16) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the effectiveness of the Registration Statement (as defined in Section 2.16), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or Parent or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through
(iv) are referred to herein as the "NECESSARY CONSENTS."

     2.4 SEC Filings; Financial Statements.

     (a) SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2002. The Company has made available to Parent all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof until the Effective Time) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company operations and cash flows for the periods indicated. The balance sheet of the Company contained in the Company SEC Reports as of December 31, 2002 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, other than liabilities incurred (i) in the ordinary course of business consistent with past practices or (ii) in connection with the performance by the Company of its obligations under this Agreement and the transactions contemplated herein.

     2.5 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date hereof each of the Company and its Subsidiaries has conducted its respective business only in the ordinary course of business consistent with past practice and there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company's capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Company Employees or independent contractors following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's or any of its Subsidiaries' capital stock, (iv) any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for increases of cash compensation (other than to directors or executive officers of the Company) in the ordinary course of business consistent with past practice, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses (other than to directors or executive officers of the Company) made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.7(h)) other than licenses, distribution agreements, advertising agreements, sponsorship agreements, or merchant program agreements entered into in the ordinary course of business consistent with past practice, (vi) any amendment or consent with respect to any Company Material Contract in effect since the date of the Company Balance Sheet other than statements of work or similar amendments to such Company Material Contracts in the ordinary course of business consistent with past practice, (vii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or by the SEC, (viii) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, (ix) any communication from Nasdaq with respect to the delisting of the Company Common Stock, (x) any cancellation by the Company or any of its Subsidiaries of any debts or waiver of any claims or rights of material value, (xi) any sale, transfer or other disposition outside of the ordinary course of business of any properties or assets (real, personal or mixed, tangible or intangible) by the Company or any of its Subsidiaries, or
(xii) any agreement, whether in writing or otherwise, to take any action described in this section by the Company or any of its Subsidiaries.

     2.6 Taxes.

     (a) Definition. For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

     (b) Tax Returns and Audits.

     (i) The Company and each of its Subsidiaries have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports and any amendments thereto ("TAX RETURNS") relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their respective operations and such Tax Returns are true and correct and have been completed in accordance with applicable law.

     (ii) The Company and each of its Subsidiaries have timely paid to the appropriate Taxing authority all Taxes and any other amounts required to be paid or withheld.

     (iii) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

     (iv) No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

     (v) Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

     (vi) The Company has made available to Parent or its legal counsel, copies of all Tax Returns for the Company and each of its Subsidiaries filed for all periods since inception.

     (vii) There are no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of the Company or any of its Subsidiaries.

     (viii) None of the assets of the Company or any of its Subsidiaries is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

     (ix) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

     (x) Neither the Company nor any of its Subsidiaries is, nor has been at any time, a "United States Real Property Holding Corporation" within the meaning of
Section 897(c)(2) of the Code.

     (xi) No adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed formally or, to the knowledge of the Company or any of its Subsidiaries, informally by any tax authority to the Company, any of its Subsidiaries or any representative thereof.

     (xii) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code sec. 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (c) any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treas. Reg. sec. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

     (xiii) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     2.7 Intellectual Property. Except as set forth in Section 2.7 of the Company Disclosure Letter:

          (a) To the knowledge of the Company the operation of the business of the Company and each of its Subsidiaries, including their products and services, does not infringe or misappropriate in any material respect the Intellectual Property (defined below) of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction. The Company and its Subsidiaries own or possess sufficient rights to all material Intellectual Property used in their businesses and all Intellectual Property necessary for the operation of their businesses.

          (b) As of the date hereof and, except as will not have a Material Adverse Effect on or after the Closing Date, neither Company nor any of its Subsidiaries have received or will have received any written notice from any third party, and, to the knowledge of Company, there is and will be no other assertion or pending threat from any third party, that the operation of the business of Company or any of its Subsidiaries, or any of their products or services, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction. As of the date hereof and, except as will not have a Material Adverse Effect, on the Closing Date, neither Company nor any its Subsidiaries have brought or will have brought, or have been or will have been, a party to any suits, arbitrations or other adversarial proceedings with respect to a third party's Intellectual Property that remain unresolved.

          (c) To the knowledge of the Company, as of the date hereof, no person is infringing or misappropriating any material Intellectual Property owned or exclusively licensed by the Company or any of its Subsidiaries. Neither the Company nor any its Subsidiaries have brought or have been a party to any suits, arbitrations or other adversarial proceedings with respect to their Intellectual Property against any third party that remain unresolved.

          (d) The Company and its Subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, which restricts or impairs the use of any of their Intellectual Property. The Intellectual Property owned or exclusively licensed by the Company is free and clear of any Liens.

          (e) The Company and each of its Subsidiaries are in material compliance with, and have not materially breached any term of any contracts, licenses or other agreements in which the Company and its Subsidiaries have granted or received any Intellectual Property ("COMPANY IP AGREEMENTS"). To the knowledge of the Company, all third parties to such Company IP Agreements are in compliance in all material respects with, and have not materially breached, any of their terms.

          (f) The Merger will not result in the termination or breach of any Company IP Agreements, or any material loss or change in the rights or obligations of the Company or its Subsidiaries or any third party to such Company IP Agreements. The Merger will not result in the obligation for the Company or its Subsidiaries to pay any consideration, royalties or other amounts to any third party in excess of those amounts otherwise owed by the Company or its Subsidiaries immediately prior to the Merger.

          (g) The Merger will not result in: (i) Parent or its Subsidiaries (other than Merger Sub, but only to the extent existing prior to the Merger) being bound by any material non-compete, material exclusivity obligation or other material restriction on the operation of any business of the Company or its Subsidiaries, including any of their products or services, or (ii) Parent or its Subsidiaries (other than Merger Sub, but only to the extent existing prior to the Merger) granting to any third party any rights or licenses to any material Intellectual Property of Parent or any affiliate of Parent (including without limitation a covenant not to sue) pursuant to any agreements or obligations of the Company or its Subsidiaries.

          (h) "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (e) domain names, uniform resource locators, and other names and locators associated with the Internet, (f) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (g) all industrial designs and any registrations and applications therefor throughout the world; (h) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (i) all databases and data collections and all rights therein throughout the world; (j) all moral and economic rights of authors and inventors, however denominated, throughout the world, and
     (k) any similar or equivalent rights to any of the foregoing anywhere in the world.

     2.8 Compliance; Permits.

     (a) Compliance. Neither the Company nor any of its Subsidiaries is, in any material respect, in conflict with, or in default or in violation of any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is, or the Company believes is reasonably likely to be, bound or affected, except, in each case, or in the aggregate, for conflicts, violations and defaults that would not have a Material Adverse Effect on the Company. As of the date hereof, no investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, has been threatened in a writing delivered to the Company or any of its Subsidiaries, against the Company or any of its Subsidiaries other than as contemplated by this Agreement. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company and its Subsidiaries as currently conducted, except as would not have a Material Adverse Effect on the Company.

     (b) Permits. The Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders, authorizations and approvals from Governmental Entities ("PERMITS") that are required for the operation of the business of the Company (collectively, "COMPANY PERMITS"), except where the failure to hold such Permits would not have a

Material Adverse Effect on the Company. As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

     2.9 Litigation. As of the date hereof and, except as will not have a Material Adverse Effect on or after the Closing Date, there are and will be no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

     2.10 Brokers' and Finders' Fees; Fees and Expenses. Except for fees payable to Morgan Stanley & Co. Incorporated pursuant to an engagement letter dated October 15, 2002, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, and the Company has not entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby. An itemized good faith estimate of the fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby (including any agreement or understanding with respect to such agreement or understanding, whether written or oral) is set forth in Section 2.10 of the Company Disclosure Letter, and all such fees are, and shall be, reasonable and customary in nature.

     2.11 Transactions with Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 2.11 of the Company Disclosure Letter identifies each Person who is an "affiliate" (as that term is used in Rule 145 promulgated under the Securities Act) of the Company as of the date hereof.

     2.12 Employee Benefit Plans.

     (a) Schedule. Except with respect to plans such as workers' compensation which are required by law, Section 2.12(a) of the Company Disclosure Letter contains an accurate and complete list of (i) each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been, within the past three years, maintained, contributed to, or required to be contributed to, by the Company or any Subsidiary of the Company or any other person or entity under common control with the Company or any Subsidiaries within the meaning of Section 414(b), (c),
(m) or (o) of the Code and the regulations issued thereunder (each a "COMPANY ERISA AFFILIATE") for the benefit of any current or former or retired employee, consultant or director of the Company or any Company ERISA Affiliate (each a "COMPANY EMPLOYEE"), or with respect to which the Company or any Company ERISA Affiliate has or may have any liability or obligation (collectively, the "COMPANY EMPLOYEE PLANS"), and (ii) each employment, severance or consulting agreement between the Company or any Company ERISA Affiliate and any Company Employee (each a "COMPANY EMPLOYEE AGREEMENT"), except to the extent a Company Employee Agreement provides for "at-will" employment and does not provide for severance payments or benefits. Neither the Company nor any Company ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Company Employee Agreement, to modify any Company Employee Plan or Company Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Company Employee Agreement, except, in each case, or in the aggregate, as would not result in material liability to the Company or its Subsidiaries.

     (b) Documents. The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Company Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan;
(iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material correspondence to or from any governmental agency in the past three years relating to any Company Employee Plan; (viii) discrimination tests for each Company Employee Plan for the last plan year ending prior to the Closing Date, to the extent applicable; (ix) all prospectuses prepared in connection with each Company Employee Plan; and (x) visa and work permit information with respect to the current Company Employees; provided that the Company may limit any information under this Section 2.12 as required by law, treaty rule or regulation of any Governmental Entity applicable to the Company or its Subsidiaries to restrict or prohibit access to such information.

     (c) Employee Plan Compliance. The Company and its Company ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in material default or violation of, and have no knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Except as set forth in Section 2.12(c) of the Company Disclosure Letter, any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is, in any material respect, likely to adversely affect such qualified status. Except, in each case, or in the aggregate, as would not result in material liability to the Company or its Subsidiaries: (i) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (ii) neither the Company nor any Company ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under
Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; and (iii) the Company and each Company ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Except to the extent limited by applicable law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, Company or any of its Company ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Company ERISA Affiliates, threatened by the IRS or the Department of Labor ("DOL"), or any other Governmental Entity with respect to any Company Employee Plan.

     (d) No Pension or Welfare Plans. Neither the Company nor any Company ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA ("PENSION PLAN") and is subject to Title IV of ERISA or Section 412 of the Code, (ii) Pension Plan which is a "multiemployer plan," as defined in Section 3(37) of ERISA, (iii) "multiple employer plan" as defined in ERISA or the Code, or (iv) a "funded welfare plan" within the meaning of Section 419 of the Code. No Company

Employee Plan provides health benefits that are not fully insured through an insurance contract except as set forth in Section 2.12(d) of the Company Disclosure Letter.

     (e) No Post-Employment Obligations. Except as set forth in Section 2.12(e) of the Company Disclosure Letter, no Company Employee Plan currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Company ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted (other than in written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute. As used in this Agreement, "COBRA"shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

     (f) Health Care Compliance. Neither the Company nor any Company ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

     (g) Executive Loans. Neither the Company nor any Company ERISA Affiliate has violated Section 402 of Sarbanes-Oxley Act of 2002 and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of the Company, cause such a violation.

     (h) Effect of Transaction.

     (i) Except as set forth in Section 2.12(h)(i) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of an individual's termination of employment within one year prior to or three years following the transactions contemplated hereby), constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

     (ii) Except as set forth in Section 2.12(h)(ii) of the Company Disclosure Letter, no payment or benefit which will or may be made by the Company or its Company ERISA Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Company or any of its Company ERISA Affiliates is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

     (i) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; and
(ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no claims or actions against the Company under any worker's compensation policy or long-term disability policy except as set forth in Section 2.12(i) of the Company Disclosure Letter. Neither the Company nor any Company ERISA Affiliate has or reasonably anticipates any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

     (j) Labor. No work stoppage or labor strike against the Company or any Company ERISA Affiliate is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 2.12(j) of the Company Disclosure Letter, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.12(j) of the Company Disclosure Letter, the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees. Neither the Company nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

     (k) International Employee Plan. Each Company Employee Plan that has been adopted or maintained by the Company or any Company ERISA Affiliate, whether informally or formally, or with respect to which the Company or any Company ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States (each a "COMPANY INTERNATIONAL EMPLOYEE PLAN") has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. Furthermore, no Company International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any Company International Employee Plan at any time for any reason without liability to the Company or its Company ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

     2.13 Title to Properties.

     (a) Properties. Neither Company nor any of its Subsidiaries owns any real property. Section 2.13 of the Company Disclosure Letter sets forth a list of all real property currently leased by the Company or any of its Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute a material default).

     (b) Valid Title. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except for Liens imposed by law in respect of obligations not yet due which are owed in respect of taxes, except for such Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.14 Environmental Matters.

     (a) Hazardous Material. Except as would not result in a Material Adverse Effect on the Company or its Subsidiaries, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

     (b) Hazardous Materials Activities. Except as would not result in a Material Adverse Effect on the Company: (i) neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date and (ii) neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     2.15 Contracts.

     (a) Material Contracts. For purposes of this Agreement, "COMPANY MATERIAL CONTRACT" shall mean:

          (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

          (ii) any employment or consulting Contract with any executive officer or other employee of the Company or member of the Company's Board of Directors earning an annual salary in excess of the lowest annual base salary reported in the Company's most recent annual report on Form 10-K or definitive proxy statement for any of the Company's "named executive officers," as such term is defined in Item 402(a)(3) of Regulation S-K of the SEC, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company;

          (iii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (iv) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of services or hardware or software products in the ordinary course of business;

          (v) any Contract containing any covenant (A) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Intellectual Property or compete with any Person in any line of business or to compete with any person, (B) granting any exclusive rights, or (C) otherwise prohibiting or limiting the right of the Company and its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

          (vi) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Company's Subsidiaries;

          (vii) any dealer, distributor, joint marketing or development agreement, under which the Company or any of its Subsidiaries have continuing obligations or costs in excess of $100,000 per year, to jointly market any product, technology or service, and which may not be canceled without penalty upon notice of ninety (90) days or less; or any agreement pursuant to which the Company or any of its Subsidiaries have continuing obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by the Company or any of its Subsidiaries;

          (viii) any Contract to provide source code to any third party for any product or technology that is material to the Company and its Subsidiaries taken as a whole;

          (ix) any Contract (A) containing any support or maintenance obligation on the part of the Company or any of its Subsidiaries outside of the ordinary course of business consistent with past practice or (B) containing any service obligation or cost on the part of the Company or any of its Subsidiaries in excess of $100,000, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or its Subsidiaries;

          (x) any Contract to license any third party to manufacture or reproduce any of the Company's products, services or technology or any Contract to sell or distribute any of the Company's products, services or technology, except (A) agreements with distributors or sales representatives in the ordinary course of business consistent with past practice, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business consistent with past practice;

          (xi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

          (xii) (A) any settlement agreement entered into within five (5) years prior to the date of this Agreement relating to Intellectual Property, and
     (B) any settlement agreement not relating to Intellectual Property entered into within two (2) years prior to the date of this Agreement, other than
     (I) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business consistent with past practice in connection with the routine cessation of such employee's or independent contractor's employment with the Company or (II) settlement agreements for cash only (which has been paid) and does not exceed $20,000 as to such settlement;

          (xiii) any other agreement, contract or commitment that has a value of $250,000 or more in any individual case not described in clauses (i) through (xii) above;

          (xiv) any Company IP Agreement; or

          (xv) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of the Company or otherwise have a Material Adverse Effect on the Company.

     (b) Schedule. Section 2.15(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof which are described in Sections 2.15(a)(i) through 2.15(a)(xiii) and 2.15(a)(xv) hereof.

     (c) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, neither the Company nor any of its Subsidiaries are in breach of any material provision of a Company Material Contract.

     2.16 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock pursuant to the Merger (including amendments or supplements thereto) (the "REGISTRATION STATEMENT") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement

(the "PROSPECTUS/PROXY STATEMENT"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting (as defined in Section 5.2(a)) or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

     2.17 Board Approval. The Board of Directors of the Company has, by resolutions duly adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (the "COMPANY BOARD APPROVAL") (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared this Agreement and the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company's stockholders at the Company Stockholders' Meeting.

     2.18 Fairness Opinion. The Company's Board of Directors has received a written opinion from Morgan Stanley & Co. Incorporated, dated as of April 23, 2003, in customary form to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the Company stockholders, and has delivered to Parent a copy of such opinion.

     2.19 Takeover Statutes. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

     2.20 Non-Competition Agreements. Except as set forth in Section 2.20 of the Company Disclosure Letter, each Company Employee has entered into a non-competition agreement with the Company (the "NON-COMPETITION AGREEMENTS"). Each Non-Competition Agreement is in substantially the form of one of the three standard form agreements provided to Parent, is enforceable by the Company on the date hereof (except as otherwise limited by applicable law or public policy) and shall be enforceable by each of the Company and Parent immediately following the Merger to the full extent enforceable by the Company immediately prior to the Merger.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Parent and Merger Sub to the Company dated as of the date hereof and certified by a duly authorized executive officer of each of Parent and Merger Sub (the "PARENT DISCLOSURE LETTER"), including to the extent further qualified by the applicable provisions of Section 8.3(a), as follows:

     3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

     (a) Organization; Standing and Power.  Parent and each of its Subsidiaries
(i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and
(iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing

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of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to so qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

     (b) Charter Documents. Parent has delivered or made available to the Company (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of Parent, each as amended to date (collectively, the "PARENT CHARTER DOCUMENTS") and (ii) the Subsidiary Charter Documents of each of its Significant Subsidiaries (as defined in Rule 1.02 of Regulation of S-X of the SEC), and each such instrument is in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents and each Significant Subsidiary of Parent is not in violation of its respective Subsidiary Charter Documents.

     (c) Subsidiaries. Exhibit 21 to Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 includes all the Subsidiaries of Parent which are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Parent, a wholly-owned Subsidiary of Parent, or Parent and another wholly-owned Subsidiary of Parent, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws, except as would not reasonably be expected to have a Material Adverse Effect on Parent or a Material Adverse Effect on such Subsidiary. Other than the Subsidiaries of Parent, neither Parent nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

     3.2 Capital Structure.

     (a) Capital Stock. The authorized capital stock of Parent consists of: (i) 140,000,000 shares of Parent Common Stock, par value $0.001 per share and (ii) 40,000,000 shares of preferred stock, par value $0.001 per share, of which 100,000 shares have been designated as Series A Preferred Stock (the "PARENT SERIES A PREFERRED STOCK"), all of which will be reserved for issuance upon exercise of preferred stock purchase rights (the "PARENT RIGHTS") issuable pursuant to the Preferred Shares Rights Agreement dated as of October 23, 1996 by and between Parent and U.S. Stock Transfer Corporation (the "PARENT RIGHTS AGREEMENT"), a true and complete copy of which is filed as Exhibit 1 to the Company's Registration Statement on Form 8-A filed with the Commission on October 31, 1996, and of which 15,000,000 shares have been designated as Series B Preferred Stock (the "PARENT SERIES B PREFERRED STOCK," and together with the Parent Series A Preferred Stock, the "PARENT PREFERRED STOCK"). At the close of business on April 22, 2003: (i) 65,722,922 shares of Parent Common Stock were issued and outstanding, excluding shares of Parent Common Stock held by Parent in its treasury, (ii) 2,117,378 shares of Parent Common Stock were issued and held by Parent in its treasury, (iii) no shares of Parent Series A Preferred Stock were issued and outstanding and (iv) 3,562,238 shares of Parent Series B Preferred Stock were issued and outstanding, and on the date hereof there has been no change to the number of shares of Parent Common Stock issued and outstanding set forth in clause (i) other than pursuant to the exercise of Parent Options. No shares of Parent Common Stock are owned or held by any Subsidiary of Parent. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

     (b) Stock Options. As of April 22, 2003: (i) an aggregate of 16,223,144 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Parent Common Stock ("PARENT OPTIONS") under the stock option, stock award, stock appreciation or phantom stock plans of Parent (the "PARENT STOCK OPTION PLANS"), and (ii) 2,158,264 shares of Parent Common Stock are reserved for future issuance under the Parent Stock Option Plans. All shares of Parent Common Stock subject to issuance under the Parent Stock Option Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as otherwise set forth in
Section 3.2 of the Parent Disclosure Letter, there are no

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

commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent.

     (c) Voting Debt. No Voting Debt of Parent is issued or outstanding as of the date hereof.

     (d) Other Securities. Except as otherwise set forth in Section 3.2 of the Parent Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, contract, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of Parent Common Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable material Contracts.

     (e) Merger Sub Capital Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding. Parent is the sole stockholder of Merger Sub and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Merger Sub was formed by counsel to Parent at the direction of Parent on April 21, 2003, solely for purposes of effecting the Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

     3.3 Authority; Non-Contravention; Necessary Consents.

     (a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to (i) the approval of the Stock Issuance by the Parent's stockholders as required under the rules of Nasdaq, and (ii) the approval and adoption of this Agreement and the approval of the Merger by Parent as Merger Sub's sole stockholder and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent and Merger Sub in accordance with its terms.

     (b) Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent and the consummation of the Merger and the transactions contemplated hereby will not: (i) conflict with or violate the Parent Charter Documents, the certificate of incorporation or bylaws of Merger Sub or any other Subsidiary Charter Documents of any Subsidiary of Parent, (ii) subject to compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material Legal Requirement applicable to Parent, Merger Sub or any of Parent's other Subsidiaries or by which Parent, Merger Sub or any of Parent's other Subsidiaries or any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Material Contract (as defined in Section 3.15). Section 3.3(b) of the Parent Disclosure Letter lists all consents, waivers and approvals under any of Parent's or any of its Subsidiaries' Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate are not obtained, would result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Merger.

     (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent, Merger Sub or the Company or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

     3.4 SEC Filings; Financial Statements.

     (a) SEC Filings. Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2002. Parent has made available to the Company all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof until the Effective Time) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), including each Parent SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and
(iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated. The balance sheet of Parent contained in the Parent SEC Reports as of December 31, 2002 is hereinafter referred to as the "PARENT BALANCE SHEET." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, other than liabilities incurred (i) in the ordinary course of business consistent with past practices or (ii) in connection with the performance by the Parent or any of its Subsidiaries of their respective obligations under this Agreement and the transactions contemplated herein.

     3.5 Absence of Certain Changes or Events.  Except as otherwise set forth in
Section 3.5 of the Parent Disclosure Letter, since the date of the Parent Balance Sheet through the date hereof Parent has conducted its

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

business only in the ordinary course of business consistent with past practice and there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent or any of its Subsidiaries of any of Parent's capital stock or any other securities of Parent or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees or independent contractors following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent's or any of its Subsidiaries' capital stock, (iv) any granting by Parent or any of its Subsidiaries of any increase in compensation or fringe benefits, except for increases of cash compensation (other than to directors or executive officers of Parent) in the ordinary course of business consistent with past practice, or any payment by Parent or any of its Subsidiaries of any bonus, except for bonuses (other than to directors or executive officers of Parent) made in the ordinary course of business consistent with past practice, or any granting by Parent or any of its Subsidiaries of any increase in severance or termination pay or any entry by Parent or any of its Subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent or any of its Subsidiaries into any licensing or other agreement with regard to the disposition of any material Intellectual Property (as defined in Section 2.7(h)) other than licenses, distribution agreements, advertising agreements, sponsorship agreements or merchant program agreements entered into in the ordinary course of business consistent with past practice, (vi) any amendment or consent with respect to any Parent Material Contract in effect since the date of the Parent Balance Sheet other than statements of work or similar amendments to such Company Material Contracts in the ordinary course of business consistent with past practice, (vii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or by the SEC, (viii) any material revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, (ix) any communication from Nasdaq with respect to the delisting of the Parent Common Stock, (x) any cancellation by Parent or any of its Subsidiaries of any debts or waiver of any claims or rights of material value, (xi) any sale, transfer or other disposition outside of the ordinary course of business of any properties or assets (real, personal or mixed, tangible or intangible) by Parent or any of its Subsidiaries, or (xii) any agreement, whether in writing or otherwise, to take any action described in this section by Parent or any of its Subsidiaries.

     3.6 Taxes.

     (a) Tax Returns and Audits. Except as otherwise set forth in Section 3.6(a) of the Parent Disclosure Letter:

          (i) Parent and each of its Subsidiaries have prepared and timely filed all required Tax Returns relating to any and all Taxes concerning or attributable to Parent, its Subsidiaries or their respective operations and such Tax Returns are true and correct and have been completed in accordance with applicable law.

          (ii) Parent and each of its Subsidiaries have timely paid to the appropriate Taxing authority all Taxes and any other amounts required to be paid or withheld.

          (iii) Neither Parent nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (iv) No audit or other examination of any Tax Return of Parent or any of its Subsidiaries is presently in progress, nor has Parent or any of its Subsidiaries been notified of any request for such an audit or other examination.

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

          (v) Neither Parent nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Parent Balance Sheet in accordance with GAAP, and neither Parent nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Parent Balance Sheet other than in the ordinary course of business.

          (vi) Parent has made available to the Company or its legal counsel, copies of all Tax Returns for Parent and each of its Subsidiaries filed for all periods since inception.

          (vii) There are no Liens on the assets of Parent or any of its Subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of Parent or any of its Subsidiaries.

          (viii) None of the assets of Parent or any of its Subsidiaries is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

          (ix) Neither Parent nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent or any of its Subsidiaries.

          (x) Neither Parent nor any of its Subsidiaries is, nor has been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

          (xi) No adjustment relating to any Tax Return filed by Parent or any of its Subsidiaries has been proposed formally or, to the knowledge of Parent or any of its Subsidiaries, informally by any tax authority to Parent, any of its Subsidiaries or any representative thereof.

          (xii) Neither Parent nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code sec. 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does Parent or any of its Subsidiaries owe any amount under any such agreement, (c) any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treas. Reg. sec. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

          (xiii) Neither Parent nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under
     Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     3.7 Intellectual Property. Except as set forth in Section 3.7 of the Parent Disclosure Letter:

          (a) To the knowledge of Parent the operation of the business of Parent and each of its Subsidiaries, including their products and services, does not infringe or misappropriate in any material respect the Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction. Parent and its Subsidiaries own or possess sufficient rights to all material Intellectual Property used in their businesses and all Intellectual Property necessary for the operation of their businesses.

          (b) As of the date hereof and, except as will not have a Material Adverse Effect on or after the Closing Date, neither Parent nor any of its Subsidiaries have received or will have received any written notice from any third party, and, to the knowledge of Parent, there is and will be no other assertion or pending threat from any third party, that the operation of the business of Parent or any of its Subsidiaries, or any of their products or services, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction. As of the date hereof and, except as will not have a Material Adverse Effect, on the Closing Date, neither Parent nor any its Subsidiaries have brought or will have brought, or have been or will have been, a party to any suits, arbitrations or other adversarial proceedings with respect to a third party's Intellectual Property that remain unresolved.

          (c) To the knowledge of Parent, as of the date hereof, no person is infringing or misappropriating any material Intellectual Property owned or exclusively licensed by Parent or any of its Subsidiaries. Neither Parent nor any its Subsidiaries have brought or have been a party to any suits, arbitrations or other adversarial proceedings with respect to their Intellectual Property against any third party that remain unresolved.

          (d) Parent and its Subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, which restricts or impairs the use of any of their Intellectual Property. The Intellectual Property owned or exclusively licensed by Parent is free and clear of any Liens.

          (e) Parent and each of its Subsidiaries are in material compliance with, and have not materially breached any term of any contracts, licenses or other agreements in which Parent and its Subsidiaries have granted or received any Intellectual Property ("PARENT IP AGREEMENTS"). To the knowledge of Parent, all third parties to such Parent IP Agreements are in compliance in all material respects with, and have not materially breached, any of their terms.

          (f) The Merger will not result in the termination or breach of any Parent IP Agreements, or any material loss or change in the rights or obligations of Parent or its Subsidiaries or any third party to such Parent IP Agreements. The Merger will not result in the obligation for Parent or its Subsidiaries to pay any consideration, royalties or other amounts to any third party in excess of those amounts otherwise owed by Parent or its Subsidiaries immediately prior to the Merger.

          (g) The Merger will not result in: (i) the Company being bound by any material non-compete, material exclusivity obligation or other material restriction on the operation of any business of Parent or its Subsidiaries, including any of their products or services, or (ii) the Company granting to any third party any rights or licenses to any material Intellectual Property of the Company or any affiliate of the Company (including without limitation a covenant not to sue) pursuant to any agreements or obligations of Parent or its Subsidiaries.

     3.8 Compliance; Permits.

     (a) Compliance. Neither Parent nor any of its Subsidiaries is, in any material respect, in conflict with, or in default or in violation of any Legal Requirement applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is, or Parent believes is reasonably likely to be, bound or affected, except, in each case, or in the aggregate, for conflicts, violations and defaults that would not have a Material Adverse Effect on Parent. Except as otherwise set forth in Section 3.8 of the Parent Disclosure Letter, as of the date hereof, no investigation or review by any Governmental Entity is pending or, to the knowledge of Parent, has been threatened in a writing delivered to Parent or any of its Subsidiaries, against Parent or any of its Subsidiaries other than as contemplated by this Agreement. There is no judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any of its Subsidiaries, any acquisition of property by Parent or any of its Subsidiaries or the conduct of business by Parent and its Subsidiaries as currently conducted, except as would not have a Material Adverse Effect on Parent.

     (b) Permits. Parent and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of Parent (collectively, "PARENT PERMITS"), except where the failure to hold such Permits would not have a Material Adverse Effect on Parent. As of the date hereof, no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened. Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

     3.9 Litigation. Except as otherwise set forth in Section 3.9 of the Parent Disclosure Letter, as of the date hereof and, except as will not have a Material Adverse Effect on or after the Closing Date, there are and will be no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

     3.10 Brokers' and Finders' Fees. Except for fees payable to Evercore Partners pursuant to an engagement letter dated March 20, 2003, a copy of which has been provided to the Company, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, and Parent has not entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby. An itemized good faith estimate of the fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other Person retained by Parent in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including any agreement or understanding with respect to such agreement or understanding, whether written or oral) is set forth in
Section 3.10 of the Parent Disclosure Letter, and all such fees are, and shall be, reasonable and customary in nature.

     3.11 Transactions with Affiliates. Except as set forth in the Parent SEC Reports, since the date of Parent's last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
Section 3.11 of the Parent Disclosure Letter identifies each Person who is an "affiliate" (as that term is used in Rule 145 promulgated under the Securities
Act) of Parent as of the date hereof.

     3.12 Parent Employee Benefit Plans.

     (a) Schedule. Except with respect to plans such as workers' compensation which are required by law, Section 3.12(a) of the Parent Disclosure Letter contains an accurate and complete list of (i) each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been, within the past three years, maintained, contributed to, or required to be contributed to, by Parent or any Subsidiary of Parent or any other person or entity under common control with Parent or any Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder (each a "PARENT ERISA AFFILIATE") for the benefit of any current or former or retired employee, consultant or director of Parent or any Parent ERISA Affiliate (each a "PARENT EMPLOYEE"), or with respect to which Parent or any Parent ERISA Affiliate has or may have any liability or obligation (collectively, the "PARENT EMPLOYEE PLANS"), and (ii) each employment, severance or consulting agreement between Parent or any Parent ERISA Affiliate and any Parent Employee (each a "PARENT EMPLOYEE AGREEMENT"), except to the extent a Parent Employee Agreement provides for "at-will" employment and does not provide for severance payments or benefits. Neither the Company nor any Parent ERISA Affiliate has any plan or commitment to establish any new Parent Employee Plan or Parent Employee Agreement, to modify any Parent Employee Plan or Parent Employee Agreement (except to the extent required by law or to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to the Company in writing, or as required by this Agreement), or to adopt or enter into any Parent Employee Plan or Parent Employee Agreement, except, in each case, or in the aggregate, as would not result in material liability to Parent or its Subsidiaries.

     (b) Documents. Parent has provided or made available to the Company correct and complete copies of: (i) all documents embodying each Parent Employee Plan and each Parent Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Parent Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Parent Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan; (iv) if the Parent Employee Plan is funded, the most recent annual and periodic accounting of Parent Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material correspondence to or from any governmental agency in the past three years relating to any Parent Employee Plan; (viii) discrimination tests for each Parent Employee Plan for the last plan year ending prior to the Closing Date, to the extent applicable; (ix) all prospectuses prepared in connection with each Parent Employee Plan; and (x) visa and work permit information with respect to the current Parent Employees; provided that Parent may limit any information under this Section 3.12 as required by law, treaty rule or regulation of any Governmental Entity applicable to Parent or its Subsidiaries to restrict or prohibit access to such information.

     (c) Parent Employee Plan Compliance. Parent and its Parent ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in material default or violation of, and have no knowledge of any default or violation by any other party to, each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. For each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is, in any material respect, likely to adversely affect such qualified status. Except, in each case, or in the aggregate, as would not result in material liability to Parent or its Subsidiaries: (i) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan; (ii) neither Parent nor any Parent ERISA Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; and (iii) Parent and each Parent ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Parent Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan. Except to the extent limited by applicable law, each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to the Company, Parent or any of its Parent ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of Parent or any Parent ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Parent Employee Plan.

     (d) No Pension or Welfare Plans. Neither Parent nor any Parent ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Parent Employee Plan which is a Pension Plan and is subject to Title IV of ERISA or Section 412 of the Code, (ii) Pension Plan which is a "multiemployer plan," as defined in Section 3(37) of ERISA, (iii) "multiple employer plan" as defined in ERISA or the Code, or (iv) a "funded welfare plan" within the meaning of Section 419 of the Code. No Parent Employee Plan provides health benefits that are not fully insured through an insurance contract.

     (e) No Post-Employment Obligations. Except as set forth in Section 3.12(e) of the Parent Disclosure Letter, no Parent Employee Plan currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or

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

other applicable statute, and neither Parent nor any Parent ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted (other than in written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

     (f) Health Care Compliance. Neither Parent nor any Parent ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Parent Employees.

     (g) Executive Loans. Neither Parent nor any Parent ERISA Affiliate has violated Section 402 of Sarbanes-Oxley Act of 2002 and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of Parent, cause such a violation.

     (h) Effect of Transaction.

          (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of an individual's termination of employment within one year prior to or three years following the transactions contemplated hereby), constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee.

          (ii) No payment or benefit which will or may be made by Parent or its Parent ERISA Affiliates with respect to any Parent Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Parent or any of its Parent ERISA Affiliates is a party or by which it is bound to compensate any Parent Employee for excise taxes paid pursuant to Section 4999 of the Code.

     (i) Employment Matters. Parent: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Parent Employees;
(ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no claims or actions against Parent under any worker's compensation policy or long-term disability policy. Neither Parent nor any Parent ERISA Affiliate has or reasonably anticipates any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

     (j) Labor. No work stoppage or labor strike against Parent or any Parent ERISA Affiliate is pending, threatened or reasonably anticipated. Parent does not know of any activities or proceedings of any labor union to organize any Parent Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Parent Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Parent. Neither Parent nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Parent Employees and no collective bargaining agreement is being negotiated with respect to Parent Employees. Neither Parent nor any of its Subsidiaries have incurred any material liability or material obligation under the

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

Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

     (k) Parent International Employee Plan. Each Parent Employee Plan that has been adopted or maintained by Parent or any Parent ERISA Affiliate, whether informally or formally, or with respect to which Parent or any Parent ERISA Affiliate will or may have any liability, for the benefit of Parent Employees who perform services outside the United States (each a "PARENT INTERNATIONAL EMPLOYEE PLAN") has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Parent International Employee Plan. Furthermore, no Parent International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Parent or the Company from terminating or amending any Parent International Employee Plan at any time for any reason without liability to Parent or its Parent ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

     3.13 Title to Properties.

     (a) Properties. Neither Parent nor any of its Subsidiaries owns any real property. Section 3.13 of the Parent Disclosure Letter sets forth a list of all real property currently leased by Parent or any of its Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute a material default).

     (b) Valid Title. Parent and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except for Liens imposed by law in respect of obligations not yet due which are owed in respect of taxes, except for such Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     3.14 Environmental Matters.

     (a) Hazardous Material. Except as would not result in a Material Adverse Effect on Parent or its Subsidiaries, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be a Hazardous Material are present, as a result of the actions of Parent or any of its Subsidiaries or any affiliate of Parent, or, to the knowledge of Parent, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its Subsidiaries has at any time owned, operated, occupied or leased.

     (b) Hazardous Materials Activities. Except as would not result in a Material Adverse Effect on Parent: (i) neither Parent nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date and (ii) neither Parent nor any of its Subsidiaries has conducted any Hazardous Material Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     3.15 Contracts.

     (a) Material Contracts. For purposes of this Agreement, "PARENT MATERIAL CONTRACT" shall mean:

          (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Parent and its Subsidiaries;

          (ii) any employment or consulting Contract with any executive officer or other employee of Parent or member of Parent's Board of Directors earning an annual salary in excess of the lowest annual base

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

     salary reported in Parent's most recent annual report on Form 10-K or definitive proxy statement for any of Parent's "named executive officers," as such term is defined in Item 402(a)(3) of Regulation S-K of the SEC, other than those that are terminable by Parent or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to Parent;

          (iii) any Contract or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (iv) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of services or hardware or software products in the ordinary course of business;

          (v) any Contract containing any covenant (A) limiting in any respect the right of Parent or any of its Subsidiaries to engage in any line of business, to make use of any Intellectual Property or compete with any Person in any line of business or to compete with any person, (B) granting any exclusive rights, or (C) otherwise prohibiting or limiting the right of Parent and its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

          (vi) any Contract relating to the disposition or acquisition by Parent or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Parent or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than Parent's Subsidiaries;

          (vii) any dealer, distributor, joint marketing or development agreement, under which Parent or any of its Subsidiaries have continuing obligations or costs in excess of $100,000 per year, to jointly market any product, technology or service, and which may not be canceled without penalty upon notice of ninety (90) days or less; or any agreement pursuant to which Parent or any of its Subsidiaries have continuing obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Parent or any of its Subsidiaries;

          (viii) any Contract to provide source code to any third party for any product or technology that is material to Parent and its Subsidiaries taken as a whole;

          (ix) any Contract (A) containing any support or maintenance obligation on the part of Parent or any of its Subsidiaries outside of the ordinary course of business consistent with past practice or (B) containing any service obligation or cost on the part of Parent or any of its Subsidiaries in excess of $100,000, other than those obligations that are terminable by Parent or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to Parent or its Subsidiaries;

          (x) any Contract to license any third party to manufacture or reproduce any of Parents products, services or technology or any Contract to sell or distribute any of the Parent's products, services or technology, except (A) agreements with distributors or sales representatives in the ordinary course of business consistent with past practice, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business consistent with past practice;

          (xi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

          (xii) (A) any settlement agreement entered into within five (5) years prior to the date of this Agreement relating to Intellectual Property, and
     (B) any settlement agreement not relating to Intellectual Property entered into within two (2) years prior to the date of this Agreement, other than
     (I) releases immaterial in nature and amount entered into with former employees or independent contractors of Parent in the ordinary course of business consistent with past practice in connection with the routine termination of such employee's or independent contractor's employment with Parent and (II) settlement agreements under which Parent's obligations do not exceed $20,000 in the aggregate under any single agreement;

          (xiii) any other agreement, contract or commitment that has a value of $600,000 or more in any individual case not described in clauses (i) through (xii) above;

          (xiv) any Parent IP Agreement; or

          (xv) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of Parent or otherwise have a Material Adverse Effect on Parent.

     (b) Schedule. Section 3.15(b) of the Parent Disclosure Letter sets forth a list of all contracts to which Parent or any of its Subsidiaries is a party or is bound by as of the date hereof which are described in Section 3.15(a)(v) or
Section 3.15(a)(vi) hereof.

     (c) No Breach. All Parent Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, neither Parent nor any of its Subsidiaries are in breach of any material provision of a Parent Material Contract.

     3.16 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of Company, the time of the Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

     3.17 Board Approval. The Board of Directors of Parent has, by resolutions duly adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (the "PARENT BOARD APPROVAL") (i) determined that the Merger is fair to, and in the best interests of, Parent and its stockholders and declared this Agreement and the Merger to be advisable, and (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the stockholders of Parent approve the Stock Issuance.

     3.18 Fairness Opinion. Parent's Board of Directors has received a written opinion from Evercore Partners, dated as of April 23, 2003, in customary form to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Parent stockholders, and has delivered to the Company a copy of such opinion.

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

     3.19 Rights Plan. Parent's Board of Directors has not adopted any resolution pursuant to Section 3(c) of the Parent Rights Agreement to the effect that shares of Parent Common Stock issued pursuant to the Merger shall not be entitled to the benefit of the Parent Rights.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by the Company.

     (a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall and shall cause each of its Subsidiaries to, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations,
(ii) pay its debts and taxes when due, pay or perform other material obligations when due (subject to good faith disputes over such debts, taxes or obligations), and (iii) use all commercially reasonable efforts consistent with past practices and policies to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers and Employees, and (z) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

     (b) Required Consent.  In addition, without limiting the generality of
Section 4.1(a), except as permitted or specifically contemplated by the terms of this Agreement, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

          (i) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;

          (ii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (iii) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than (i) issuances of Company Common Stock upon the exercise of Company Options, warrants or other rights of the Company existing on the date hereof in accordance with their present terms or (ii) issuances of Company Options for up to an aggregate 200,000 shares of Company Common Stock to Allowable New Hires (as defined in
     Section 4.1(b)(xviii)); provided, however, that no Allowable New Hire shall receive Company Options for more than 10,000 shares (in the aggregate as to such Allowable New Hire) of Company Common Stock;

          (iv) Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents of the Company's Subsidiaries;

          (v) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

          (vi) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, strategic partnership or alliance; provided, however, that this clause (vi) shall not prohibit the Company from entering into, in the ordinary course of business consistent with past practice (i) original equipment manufacturer agreements, (ii) agreements with end-user customers or (iii) agreements with distributors or sales representatives; provided, further, that nothing contained in this clause (vi) shall affect the restrictions upon the Company set forth elsewhere in this Section 4.1;

          (vii) Sell, lease, license, encumber or otherwise dispose of any properties or assets except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries, (C) the sale of goods or non-exclusive licenses of Intellectual Property in the ordinary course of business and in a manner consistent with past practice or (D) dispositions of other immaterial assets in the ordinary course of business and in a manner consistent with past practice;

          (viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than employee advances for travel, business and entertainment expenses made in the ordinary course of business consistent with past practices provided such employee loans are in compliance with applicable law;

          (ix) Except as required by GAAP or the SEC as concurred in by its independent auditors, make any material change in its methods or principles of accounting since the date of the Company Balance Sheet;

          (x) Make or change any material Tax election or adopt or change any accounting method, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;

          (xi) Except as required by GAAP or the SEC (and upon consultation with its independent auditors), revalue any of its assets or make any change in accounting methods, principles or practices;

          (xii) (A) Pay, discharge, settle or satisfy any claims (including any Tax claim), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction for money, of claims, liabilities, obligations or litigation (x) in the ordinary course of business consistent with past practice or in accordance with their terms, of claims not in excess of $100,000 individually or $500,000 in the aggregate or (y) to the extent subject to reserves on the Company Financials existing as of the date hereof in accordance with GAAP, or (B) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its Subsidiaries is a party or of which Company or any of its Subsidiaries is a beneficiary;

          (xiii) Except as required by applicable law and disclosed in writing to Parent, take any of the following actions: (1) increase in any manner (including by means of acceleration of payment) the amount of salary, cash bonus, compensation or fringe benefits of, or pay any bonus to or grant severance or termination pay to any Employee or director of the Company or any Subsidiary of the Company, (2) make any increase in or commitment to increase any Company Benefit Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Company Benefit Plan, or make any contribution to any Company Benefit Plan, other than (x) regularly scheduled contributions to a Company Benefit Plan or (y) an increase in the number of shares of Company Common Stock authorized for issuance under the Company Purchase Plan from an aggregate of 349,968 shares (which shares have been issued prior to the date of this Agreement) to an aggregate of 700,000 shares, (3) waive any stock repurchase rights, accelerate (other than by operation of the terms of

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

     the respective agreement or the Company Purchase Plan as in effect on the date hereof), amend or change the period of exercisability (other than by operation of the terms of the respective agreement or the Company Purchase Plan as in effect on the date hereof) of Company Options or Company Restricted Stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (4) enter into any employment, severance, termination or indemnification agreement with any Company Employee or enter into any collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), (5) make any material oral or written representation or commitment with respect to any material aspect of any Company Benefit Plan that is not materially in accordance with the existing written terms and provision of such Company Benefit Plan, (6) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any Company Employee), or (7) enter into any agreement with any Company Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered in favor of the Company Employee upon the occurrence of a transaction involving Company of the nature contemplated hereby; provided, however, that the Company shall not be prohibited from increasing the compensation of Company Employees in the ordinary course of business consistent with past practice to the extent such increases are consistent with plans and forecasts that have been previously provided to, and agreed with by, Parent.

          (xiv) Grant any exclusive rights with respect to any Intellectual Property of such party;

          (xv) Enter into or renew any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any non-competition, exclusivity or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

          (xvi) Enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license to any Intellectual Property owned by Parent or any of its Subsidiaries (other than the Surviving Corporation);

          (xvii) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code;

          (xviii) Hire or offer to hire employees, other than: (i) up to ten
     (10) new employees below the level of vice president hired to replace up to ten (10) existing employees of the Company who leave the Company's employ after the date hereof ("REPLACEMENT NEW HIRES"), provided however that the hiring of Replacement New Hires shall not increase the then-current number of existing employees of the Company; or (ii) additional new employees hired to provide professional services on behalf of the Company with a view toward building revenues, consistent with the Company operating plan provided to Parent ("PROFESSIONAL SERVICES NEW HIRES" and together with the Replacement New Hires, "ALLOWABLE NEW HIRES"), provided however that the hiring of Professional Services New Hires shall not increase the current number of existing professional services employees of the Company by more than twelve (12) professional services employees, on a net basis as to professional services employees; provided, further, that the Company shall consult with Parent prior to hiring any Allowable New Hire; provided, further, that this obligation to consult shall not, in any manner whatsoever, be construed or implied to require the Company to obtain the consent of Parent in connection with the hiring of any Allowable New Hire;

          (xix) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing;

          (xx) Make any individual or series of related payments outside of the ordinary course of business or make or commit to make capital expenditures beyond those contained in the Company's capital

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

     expenditure budget in effect on the date hereof, a copy of which is attached hereto as Schedule 4.1(b)(xx);

          (xxi) Enter into, modify or amend in a manner adverse in any material respect to the Company, or terminate any lease, sublease or Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company, other than entering into any new, or any modification, amendment or termination of any existing, Company Material Contract in the ordinary course of business, consistent with past practice;

          (xxii) Permit Employees to exercise their Company Options with a promissory note or through a net exercise;

          (xxiii) Enter into any Contract requiring the Company or any of its Subsidiaries to pay in excess of an aggregate of $250,000 or

          (xxiv) Agree in writing or otherwise to take any of the actions described in (i) through (xxiii) above.

     4.2 Conduct of Business by Parent.

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement, without the prior written consent of the Company, Parent shall not (i) cause, permit or propose any amendments to the Parent Charter Documents or any of the Subsidiary Charter Documents of the Parent's Significant Subsidiaries that would materially impair or adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement; (ii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Parent capital stock unless the Exchange Ratio shall be appropriately adjusted; (iii) adopt a plan of liquidation or dissolution;
(iv) purchase, redeem or otherwise acquire, directly or indirectly, shares of its capital stock or the capital stock of its Subsidiaries for an aggregate repurchase price in excess of $10,000,000, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof; (v) acquire any Person if such acquisition is likely to delay the Merger; (vi) except as required by GAAP or the SEC (and upon consultation with its independent auditors), revalue any of its assets or make any change in accounting methods, principles or practices; or (vii) adopt any resolution pursuant to Section 3(c) of the Parent Rights Agreement that is intended to treat the shares of Parent Common Stock issued pursuant to the Merger differently under the Parent Rights Agreement than other outstanding shares of Parent Common Stock for purposes of the issuance of Parent Rights in respect of such shares of Parent Common Stock; provided, however, that nothing in this clause (vii) shall in any manner whatsoever limit the ability of Parent to treat differently under the Parents Rights Agreement shares of Parent Common Stock beneficially owned by an "Acquiring Person," as such term is defined in the Parent Rights Agreement. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall consult with the Company prior to:
(A) granting any exclusive rights with respect to any Intellectual Property of Parent or any of its Subsidiaries, (B) entering into any settlement agreement obligating Parent or any of its Subsidiaries to make cash payments in excess of $100,000 individually or $1,000,000 in the aggregate in settlement of claims with respect to the Intellectual Property of Parent or any of its Subsidiaries, or (C) entering into any agreement or commitment the effect of which would be to grant to a third party following the Merger a right to use any material Intellectual Property owned by the Company; provided, however, that this obligation to consult shall not, in any manner whatsoever, be construed or implied to require Parent to obtain the consent of the Company in connection with the actions set forth in clause (A), (B) or (C) of this sentence.

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

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Prospectus/Proxy Statement; Registration Statement. As promptly as practicable after the execution of this Agreement, Parent and the Company will prepare and file with the SEC the Prospectus/Proxy Statement, and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus. Parent and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 5.1. Each of Parent and the Company will respond to any comments from the SEC, will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement and/or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Parent and/or the Company, such amendment or supplement. Each of Parent and the Company shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospectus/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Each of Parent and the Company will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Parent shall also use all commercially reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger and the conversion of the Company Options into options to acquire Parent Common Stock, and the Company shall furnish any information concerning the Company and the holders of the Company Common Stock and the Company Options as may be reasonably requested in connection with any such action.

     5.2 Meetings of Stockholders; Board Recommendation.

     (a) Company Stockholders' Meeting. Promptly after the Registration Statement is declared effective under the Securities Act, the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider the adoption and approval of this Agreement and approval of the Merger (the "COMPANY STOCKHOLDERS' MEETING") to be held as promptly as practicable (without limitation, within 60 days, if practicable) after the declaration of effectiveness of the Registration Statement. The Company will use all commercially reasonable efforts to hold the Company Stockholders' Meeting on the same date as the Parent Stockholders' Meeting (as defined below). The Company will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals; provided, however, that the taking of any action allowed by Section 5.2(c) shall not be deemed to be a breach or failure of performance under this Section 5.2(a). Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Common Stock of Company represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Stockholders' Meeting. The Company shall ensure that the calling, notice, convening and conduct of the Company Stockholders' Meeting, and that all proxies solicited by it in connection with the

Company Stockholders' Meeting, are solicited and done in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable Legal Requirements.

     (b) Parent Stockholders' Meeting. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider the Stock Issuance (the "PARENT STOCKHOLDERS' MEETING") to be held as promptly as practicable (without limitation, within 60 days, if practicable) after the declaration of effectiveness of the Registration Statement. Parent will use all commercially reasonable efforts to hold the Parent Stockholders' Meeting on the same date as the Company Stockholders' Meeting. Parent will use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the Stock Issuance and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its stockholders in advance of a vote on the Stock Issuance or, if as of the time for which the Parent Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Common Stock of Parent represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Parent Stockholders' Meeting. Parent shall ensure that the calling, notice, convening and conduct of the Parent Stockholders' Meeting, and that all proxies solicited by it in connection with the Parent Stockholders' Meeting, are solicited and done in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable Legal Requirements.

     (c) Company Board Recommendation. (i) The Board of Directors of the Company shall recommend that the stockholders of the Company vote in favor of the adoption and approval of this Agreement and approval of the Merger at the Company Stockholders' Meeting, (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Company Stockholders' Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption and approval of this Agreement and the Merger; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from fulfilling its duty of candor or disclosure to the Company's stockholders under applicable law. Notwithstanding the foregoing, the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of this Agreement and the Merger to the extent (and only to the extent) expressly permitted by Section 5.3(d).

     (d) Parent Board Recommendation. (i) The Board of Directors of Parent shall recommend that the stockholders of Parent vote in favor of the Stock Issuance at the Parent Stockholders' Meeting, (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent's stockholders vote in favor of the Stock Issuance at the Parent Stockholders' Meeting, and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Company, the recommendation of its Board of Directors that the stockholders of Parent vote in favor of the Stock Issuance; provided, however, that the foregoing shall not prohibit the Board of Directors of Parent from fulfilling its duty of candor or disclosure to Parent stockholders under applicable law.

     5.3 Acquisition Proposals.

     (a) No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all commercially reasonable efforts to cause its and its Subsidiaries' Employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit or initiate, or knowingly encourage, facilitate or induce, the making, submission or announcement of any Acquisition Proposal (as defined in Section 5.3(g)(i)), (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to knowingly encourage, facilitate or induce any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal,
(iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.3(d)), or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. The Company and its Subsidiaries will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

     (b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable after receipt of any (i) Acquisition Proposal; (ii) request for nonpublic information; or (iii) inquiry from a third party regarding the making of an Acquisition Proposal, or regarding whether the Company would be amenable to the making of an Acquisition Proposal or as to the manner in which such third party could proceed with the making of an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry and a copy of all such written Acquisition Proposals, requests or inquiries. The Company shall (x) provide Parent as promptly as practicable oral and written notice setting forth reasonable details of any material amendments or proposed material amendments of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided by the Company to such third party in connection with such Acquisition Proposal, request or inquiry, and (y) keep Parent informed, on a current basis, of all material developments with respect to the status of any negotiations or related discussions in connection with such Acquisition Proposal.

     (c) Superior Offers.  Notwithstanding anything to the contrary contained in
Section 5.3(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that its Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer (as defined in Section 5.3(g)(ii)), it may then take the following actions (but only if and to the extent that its Board of Directors concludes in good faith, following consultation with its outside legal counsel, that such actions are required in order for the Board of Directors to comply with its fiduciary obligations under applicable law):

          (i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, it gives Parent written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 5.4(a)), it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations hereunder and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished), together with a complete list identifying all nonpublic information furnished to such third party; and

          (ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Parent written notice of its intention to enter into negotiations with such third party and (x) provides Parent as promptly as practicable oral and written notice setting forth reasonable details of any material amendments or proposed material amendments of such Acquisition Proposal and promptly provides to Parent a copy of all written materials subsequently provided by the Company to such third party in connection with such Acquisition Proposal, and (y) continues to keep Parent informed, on a current basis, of all material developments with respect to the status of any such negotiations or related discussions.

     (d) Changes of Recommendation. In response to the receipt of an Acquisition Proposal, the Company Board of Directors may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Company Board of Directors or a committee thereof, a "CHANGE OF RECOMMENDATION"), if all of the following conditions in clauses (i) through (v) are met:

          (i) The Board of Directors determines, in good faith, that the Acquisition Proposal constitutes a Superior Offer and such Acquisition Proposal has been made and has not been withdrawn;

          (ii) The Company Stockholders' Meeting has not occurred;

          (iii) (A) The Company shall have delivered to Parent written notice (a "CHANGE OF RECOMMENDATION NOTICE") at least three (3) business days prior to effecting such Change of Recommendation, which notice shall state expressly (1) that it has received an Acquisition Proposal which it has determined is a Superior Offer and (2) that it intends to effect a Change of Recommendation and the manner in which it intends or may intend to do so; and (B) the Company and its Board of Directors shall have complied with all obligations under Sections 5.3(a), (b) and (c) of this Agreement;

          (iv) The Company Board of Directors has concluded in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, such Change of Recommendation is required in order for the Board of Directors to comply with its fiduciary obligations under applicable law; and

          (v) The Company shall not have breached any of the provisions set forth in Section 5.2 or this Section 5.3.

     During the three business day period set forth in Section 5.3(d)(iii)(A), the Board of Directors of the Company shall provide Parent the opportunity to make, and shall give due consideration to, adjustments to the terms and conditions of this Agreement or the transactions contemplated hereby, and alternative proposals in connection therewith.

     (e) Continuing Obligation to Call, Hold and Convene Stockholders' Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company or Parent, as the case may be, to call, give notice of, convene and hold its Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. The Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

     (f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit either the Company or Parent or their respective Boards of Directors from taking and disclosing to their respective stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of this Agreement. Nothing contained in this
Section 5.3(f) shall be interpreted to affect or otherwise qualify, limit or modify in any way the definition of "Parent Triggering Event" set forth in
Section 7.1 hereof.

     (g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          (i) "ACQUISITION PROPOSAL" shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from such party or acquisition by any Person or "GROUP" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries,
     (B) any sale, lease (other than in the
     ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of the Company (including its Subsidiaries taken as a whole) representing more than fifteen percent (15%) of the aggregate fair market value of the Company's business immediately prior to such acquisition, or (C) any liquidation or dissolution (or the adoption of a plan pertaining thereto) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property); provided, however, the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case; and

          (ii) "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or all of the outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or Subsidiary thereof, on terms that the Company Board of Directors has in good faith concluded (following consultation with its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable to the Company's stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.

     5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

     (a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated November 19, 2002 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, the Company and Parent (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. federal tax treatment and tax structure of the transaction contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company or Parent relating to such tax treatment and tax structure. For this purpose, "tax structure" is limited to any facts relevant to the U.S. federal income tax treatment of the transaction.

     (b) Access to Information. Each party will afford the other party's accountants, counsel and other identified representatives (the "DESIGNATED REPRESENTATIVES") reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all reasonable information concerning its business as may be reasonably requested, consistent with those certain Non-Disclosure Agreements entered into by and among Parent, the Company and certain of the Designated Representatives; provided, however, that the parties may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to a party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

     (c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

     5.5 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all commercially reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger and any Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with Nasdaq or any other applicable national or regional securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.6 Regulatory Filings; Reasonable Efforts.

     (a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

     (b) Exchange of Information. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information. It is acknowledged and agreed by the parties hereto that, except where prohibited by applicable Legal Requirements, Parent and the Company shall mutually consult with each other on the strategy for dealing with the FTC, DOJ or any other Governmental Authority with responsibility for reviewing the Merger with respect to antitrust or competition issues; provided, however, in the event Parent and the Company differ upon such strategy following such consultation, Parent's strategy shall prevail and be cooperated with by the Company.

     (c) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and
(ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

     (d) Reasonable Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all commercially

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

reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

     (e) Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate of Parent to agree to any Action of Divestiture (as defined below). The Company shall not take or agree to take any Action of Divestiture without the prior written consent of Parent. For purposes of this Agreement, an "ACTION OF DIVESTITURE" shall mean (i) making proposals, executing or carrying out agreements or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to Parent, the Company or any of their respective Subsidiaries or the holding separate of the Company capital stock or imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their respective Subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Company's business or (ii) otherwise taking any step to avoid or eliminate any impediment which may be asserted under any Legal Requirement governing competition, monopolies or restrictive trade practices.

     5.7 Notification of Certain Matters.

     (a) By the Company. The Company shall give prompt notice to Parent and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied.

     (b) By Parent. Parent and Merger Sub shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied.

     5.8 Third-Party Consents.

     (a) Company Efforts. As soon as practicable following the date hereof, the Company will use all commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

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

     (b) Parent Efforts. As soon as practicable following the date hereof, Parent will use all commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.9 Equity Awards and Employee Benefits; Company Warrants.

     (a) Stock Plan; Company Options. Parent shall assume the Company's 2000 Employee, Director and Consultant Stock Plan at the Effective Time. Prior to the Effective Time, the Company shall provide that each outstanding Company Option shall accelerate and become fully vested, and to the extent not exercised prior to the Effective Time shall terminate and be cancelled and shall not be assumed by Parent. The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the Effective Time, each Company Option, ensuring that no Company Employee (and no other person) has any rights under such Company Options and that any liabilities of the Company under such Company Options are fully extinguished at no cost to the Company. In furtherance of the foregoing, the Company shall provide a notice to the optionees informing them that the Company Options not exercised prior to the Effective Time shall terminate immediately prior to the Effective Time, which notice shall be provided to the optionees no later than thirty (30) days prior to the Effective Time. The form and substance of such notice shall be subject to advance review and approval of Parent, which approval will not be unreasonably withheld.

     (b) Termination of the Company's Stock Purchase Plan. Prior to the Effective Time, the Company Purchase Plan shall be terminated. The rights of participants in the Company Purchase Plan with respect to any offering period then underway under such the Company Purchase Plan shall be determined by treating the last business day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Company Purchase Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of such Company Purchase Plan) that are necessary to give effect to the transactions contemplated by this Section 5.9(b).

     (c) Termination of 401(k) Plans. To the extent requested in writing by Parent no later than five (5) business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the date immediately preceding the Closing Date, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the "401(K) PLANS"). If Parent provides such notice to the Company, Parent shall receive from the Company, prior to the Effective Time, evidence that the Company's Board of Directors has adopted resolutions to terminate the 401(k) Plans (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld), effective no later than the date immediately preceding the Closing Date.

     (d) Employee Benefits. As soon as practicable after the Effective Time and in any event within one year of the Effective Time, Parent shall use commercially reasonable efforts to provide the employees of the Company and its Subsidiaries who are employed by Parent or one of its Subsidiaries after the Effective Time (the "CONTINUING EMPLOYEES") with similar types and levels of employee benefits as those provided to similarly situated employees of Parent. For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement (other than a defined benefit plan) of Parent and to the extent permitted by applicable law, Parent shall provide that the Continuing Employees shall receive service credit under Parent's benefit plans or arrangements for their period of service with the Company and its Subsidiaries prior to the Closing. Parent shall use commercially reasonable efforts to waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any medical, dental and vision plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that would apply if such Continuing Employee had been employed by

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

Parent for the period of the Continuing Employee's employment with the Company or one of its Subsidiaries; provided that with respect to those employees for whom such limitations and waiting periods cannot be waived, Parent shall use commercially reasonable efforts to provide such employees with the opportunity to retain any affected coverage they had under the Company Employee Plans. Subject to Parent receiving sufficient information to comply with the following, Parent shall also use its commercially reasonable efforts to provide Continuing Employees and their eligible dependents with credit for any co-payments and deductibles paid under Company's medical plans for the year in which the Closing occurs under Parent's medical plans for the purposes of satisfying any applicable co-payments and deductibles in the year in which the Closing occurs. Prior to the time that the provisions of the first sentence of this paragraph are satisfied, Parent or one of its Subsidiaries may continue one or more of the Company Employee Plans; provided the employee benefits provided would, in the aggregate, in the reasonable judgment of Parent, be no less favorable than those provided under the Company Employee Plans (not including those provided under individual agreements). Parent shall provide to the individual employees set forth in Section 5.9(d) of the Parent Disclosure Letter the employee benefits described therein as applicable to such individual employee

     (e) Company Warrants. At the Effective Time, each outstanding Company Warrant shall, in connection with the Merger, be automatically assumed by Parent in accordance with the terms of the applicable Company Warrant. After the Effective Time, each Company Warrant shall be exercisable upon the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time, except that each such Company Warrant shall, following the Effective Time, become exercisable for that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock issuable upon exercise of such Company Warrant multiplied by the Exchange Ratio and at an exercise price per share equal to the exercise price per share of Company Common Stock under such Company Warrant divided by the Exchange Ratio. Parent shall take all corporate actions necessary to assume the Company Warrants and to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery following the exercise of the Company Warrants. The Company will provide notice required under the terms of any Company Warrant to the holder of such Company Warrant in connection with the Merger.

     5.10 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options to the extent Form S-8 is available as soon as is reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     5.11 Indemnification.

     (a) Indemnity. From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, with respect to the Company's directors and officers (the "INDEMNIFIED PARTIES"), subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, Employees or agents of the Company, unless such modification is required by law.

     (b) Insurance. For a period of three (3) years after the Effective Time, Parent will cause the Surviving Corporation to maintain directors' and officers' liability insurance covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof, on terms comparable to those applicable as of the date hereof to the current directors and officers of Parent (i.e., with policy coverage of $10,000,000).

     (c) Third-Party Beneficiaries. This Section 5.11 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns. In the event Parent or the Surviving

Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this
Section 5.11.

     5.12 Nasdaq Listing. Prior to the Effective Time, Parent agrees to use all commercially reasonable efforts to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, subject to official notice of issuance.

     5.13 Company Affiliates; Restrictive Legend. The Company will use all commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each person who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provision of Rule 145 promulgated under the Securities Act in a form provided by Parent and reasonably acceptable to the Company. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any stockholder of the Company who may reasonably be deemed to be an affiliate of the Company for purposes of Rule 145 promulgated under the Securities Act and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Parent, in form and substance that such transfer is exempt from registration under the Securities Act.

     5.14 Treatment as Reorganization. None of Parent, Merger Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

     5.15 Section 16 Matters. Prior to the Effective Time, (i) the Company shall take all such steps as may be required to cause any dispositions of the Company Common Stock (including derivative securities with respect to the Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, and (ii) Parent shall take all such steps as may be required to cause any acquisitions of Parent Common Stock (including associated Parent Rights and derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by
Article I of this Agreement by each individual who will, as a result of the transactions contemplated by Article I of this Agreement, be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     5.16 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub's obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the merger with and into the Company pursuant to this Agreement.

     5.17 Board of Directors. The Board of Directors of Parent shall take all actions necessary such that effective as of immediately following the Effective Time, the Board of Directors of Parent shall be comprised of 8 directors, and shall include three (3) directors designated by the Company, who shall initially be Stuart R. Patterson and two other directors reasonably acceptable to Parent (the "COMPANY DESIGNATED DIRECTORS"). If any of the above named Company Designated Directors is unable or unavailable to serve as a director of Parent at the Effective Time, then the Company shall be entitled to designate another Person to serve as a Company Designated Director, as long as such alternate Person serves as a director on the Board of Directors of the Company on the date hereof and is reasonably acceptable to Parent.

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

     5.18 Comfort Letter. The Company shall use all commercially reasonable efforts to cause its independent public accountants to deliver a letter dated not more than five (5) days prior to the date on which the Registration Statement shall become effective and addressed to itself and Parent and their respective Boards of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and prospectus/proxy statements similar to the Registration Statement and the Prospectus/Proxy Statement.

     5.19 Agreements with Respect to Salary.  Except as set forth in Section
5.19 of the Company Disclosure Letter, if the Company has taken any action prior to the date hereof to (i) increase in any manner the salary, cash bonus, severance pay, termination pay or other cash compensation of any Company Employee ("CASH COMPENSATION"), or (ii) accelerate in any manner the payment of any Cash Compensation to any Company Employee, which increase or acceleration would take effect after the date of this Agreement, then the Company shall rescind any such previously taken actions that provide for any such increases or acceleration.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company and the Stock Issuance shall have been approved, by the requisite vote under the Nasdaq Marketplace Rules, by the stockholders of Parent.

          (b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger or the Stock Issuance illegal or otherwise prohibiting consummation of the Merger or the Stock Issuance.

          (c) Registration Statement Effective; Prospectus/Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

          (d) HSR Act. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All other material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

          (e) No Governmental Restriction. There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture.

          (f) Tax Opinions. Parent and the Company shall each have received written opinions from Wilson Sonsini Goodrich & Rosati, Professional Corporation and Hale and Dorr LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders the opinion to such party that the Merger will constitute a tax-free reorganization within the meaning of
     Section 368(a) of the Code. Parent and the Company shall deliver to tax counsel, and tax counsel shall be entitled to rely upon, reasonable and customary tax representations in connection with rendering such opinions substantially in the form attached as Appendix 6.1(f) to each of the Company Disclosure Letter and the Parent Disclosure Letter.

          (g) Nasdaq Listing. The shares of Parent Common Stock to be issued pursuant to the Merger and the transactions contemplated hereby shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

     6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent at the Closing Date (it being understood that, (i) for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded; and (ii) for purposes of determining whether the inaccuracy of such representations and warranties constitutes, in each case or in the aggregate, a Material Adverse Effect on Parent at the Closing Date, any references in such representations and warranties to materiality, whether by reference to the words "material," Material Adverse Effect" or otherwise, shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized officer of Merger Sub.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized officer of Merger Sub.

          (c) Material Adverse Effect. No Material Adverse Effect on Parent shall have occurred since the date hereof and be continuing.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that, (i) for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded; and (ii) for purposes of determining whether the inaccuracy of such representations and warranties constitutes, in each case or in the aggregate, a Material Adverse Effect on the Company at the Closing Date, any references in such representations and warranties to materiality, whether by reference to the words "material," Material Adverse Effect" or otherwise, shall be disregarded). Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

          (c) Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

          (d) Non-Competition Agreements. Each Non-Competition Agreement entered into by and between the Company and (except as set forth in Section
     2.20 of the Company Disclosure Letter) each Company Employee shall not have been modified or amended since the date hereof, and shall be enforceable by each of the Company and Parent immediately following the Merger to the full extent enforceable by the Company immediately prior to the Merger.

          (e) Material Consents. All third party consents, permits and approvals listed in Section 6.3(e) of the Company Disclosure Letter shall have been obtained.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company or Parent:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

          (b) by either the Company or Parent if the Merger shall not have been consummated by October 15, 2003 (which date shall be extended by one calendar day for each calendar day the Merger is delayed by reason of a pending Parent Change of Control Transaction (as such term is defined in Section 7.3(b)(ii) hereof), but only to the extent such delay is directly attributable to such pending Parent Change of Control Transaction) (the "END DATE"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

          (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the Stock Issuance, which order, decree, ruling or other action is final and nonappealable;

          (d) by either the Company or Parent if the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent where the failure to obtain Parent stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

          (e) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the

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

     required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

          (f) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Parent Triggering Event (as defined below) shall have occurred;

          (g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(g) prior to thirty (30) days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise all commercially reasonable efforts to cure such breach through such thirty (30) period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph 7.1(g) if it shall have materially breached this Agreement or if such breach by Parent is cured within such thirty (30) day period);

          (h) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) prior to thirty (30) days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise all commercially reasonable efforts to cure such breach through such thirty
     (30) day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph 7.1(h) if it shall have materially breached this Agreement or if such breach by the Company is cured within such thirty (30) day period);

          (i) by Parent, if a Material Adverse Effect on the Company shall have occurred since the date hereof; and

          (j) by the Company, if a Material Adverse Effect on Parent shall have occurred since the date hereof.

     For the purposes of this Agreement, a "PARENT TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Company's Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent, including through the discharge of its duty of candor or disclosure to its stockholders, its recommendation in favor of, the adoption and approval of this Agreement or the approval of the Merger,
(ii) the Company shall have failed to include in the Prospectus/Proxy Statement the recommendation of the Company's Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger, (iii) the Company's Board of Directors fails to reaffirm (publicly, if so requested), after public announcement of an Acquisition Proposal, its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed, (iv) the Company's Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (v) a tender or exchange offer relating to the Company's securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3 Fees and Expenses.

     (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally (i) all fees and expenses, other than attorneys' and accountants' fees and expenses which fees shall be paid for by the party incurring such expense, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a).

     (b) Payments.

     (i) Payment by the Company. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b), (e), or
(f), the Company shall promptly, but in no event later than two (2) business days after the date of such termination, pay Parent a fee equal to Six Million Five Hundred Thousand Dollars ($6,500,000) in immediately available funds (the "COMPANY TERMINATION FEE"); provided, that in the case of termination under
Section 7.1(b) or 7.1(e): (A) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to the Company and (1) within twelve (12) months following the termination of this Agreement an Acquisition (as defined in Section 7.3(b)(v)) of the Company is consummated or
(2) within twelve (12) months following the termination of this Agreement the Company enters into an agreement providing for an Acquisition of the Company and an Acquisition of the Company is consummated within twenty-four (24) months of the termination of this Agreement and (B) such payment shall be made promptly, but in no event later than two (2) business days after the consummation of such Acquisition of the Company.

     (ii) Payment by Parent. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 7.1(d), Parent shall pay as provided below the Company a fee equal to Six Million Five Hundred Thousand Dollars ($6,500,000) in immediately available funds (the "PARENT TERMINATION FEE"); provided, however, that such payment shall be made only if following the date hereof and prior to the Parent Stockholders' Meeting, there has been public disclosure of a bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of Parent or all of the outstanding voting securities of Parent and as a result of which the stockholders of Parent immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or Subsidiary thereof (a "PARENT CHANGE OF CONTROL TRANSACTION") and within twelve (12) months following the termination of this Agreement such Parent Change of Control Transaction is consummated. Such payment, if any, shall be made not later than two (2) business days after the consummation of such Parent Change of Control Transaction.

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

     (iii) Liquidated Damages.  Each of Parent and the Company acknowledges that
(1) the damages that would result from a termination described in Section 7.3(b)(i) or 7.3(b)(ii) above are uncertain and incapable of accurate calculation by any accepted rule of law; and (2) accordingly, the amount fixed as the Company Termination Fee and the Parent Termination Fee are reasonable estimates of the actual damages that would result from such a termination described in Section 7.3(b)(i) or 7.3(b)(ii) above.

     (iv) Interest and Costs; Other Remedies. Each of Parent and the Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if Parent or the Company, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this
Section 7.3(b), the party so failing to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

     (v) Certain Definitions. For the purposes of this Section 7.3(b) only, "ACQUISITION," with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the stockholders of the party immediately preceding such transaction hold less than sixty percent (60%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof,
(ii) a sale or other disposition by the party of assets representing in excess of forty percent (40%) of the aggregate fair market value of the party's business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of forty percent (40%) of the voting power of the then outstanding shares of capital stock of the party.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company, provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

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

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     (a)  if to Parent or Merger Sub, to:

        ScanSoft, Inc.
        9 Centennial Drive
        Peabody, MA 01960
        Attention: Chief Financial Officer
        Telephone No.: (978) 977-2000
        Telecopy No.:  (978) 977-2436

        with copies to:

        Wilson Sonsini Goodrich & Rosati
        Professional Corporation
        12 East 49th Street, 30th Floor
        New York, New York 10017
        Attention: Larry W. Sonsini
                   Katharine A. Martin
                   Robert Sanchez

        Telephone No.: (212) 999-5800
        Telecopy No.:  (212) 999-5899

     (b) if to the Company, to:

        SpeechWorks International, Inc.
        695 Atlantic Avenue, 3rd Floor
        Boston, MA 02111
        Attention: Chief Executive Officer
        Telephone No.: (617) 428-4444
        Telecopy No.:  (617) 428-0027

        with copies to:

        Hale and Dorr LLP
        60 State Street
        Boston, MA 02109
        Attention: Mark G. Borden, Esq.

        Telephone No.: (617) 526-6000
        Telecopy No.:  (617) 526-5000

     8.3 Interpretation.

     (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "INCLUDE," "INCLUDES" and "INCLUDING," when used herein, shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole. For purposes of Article II and

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

Article III hereof the word "MATERIAL" shall modify only the object of the specific representation and warranty and shall not be deemed to modify the business of an entity and its Subsidiaries, taken as a whole, except where otherwise clearly indicated. An exception or disclosure made in the Company Disclosure Letter with regard to a representation of the Company, or in the Parent Disclosure Letter with regard to a representation of Parent or Merger Sub, shall be deemed made with respect to any other representation by such party which a reasonable person would understand that such exception or disclosure would apply to such representation or warranty (notwithstanding the absence of a specific cross-reference); provided however, that this shall not be construed to expand the scope of or otherwise include any information not specifically described in such Disclosure Letter.

     (b) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT,"when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "EFFECT"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries or (ii) materially impede the authority of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that, for purposes of clause
(i) above, in no event shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) any Effect resulting from the announcement or pendency of the Merger (other than any Effects resulting from a breach of the representations and warranties contained in Sections 2.7, 2.15, 3.7 or 3.15 of this Agreement, which Effects, if any, shall be taken into account in determining whether there has been or will be a Material Adverse Effect on any entity), (C) any change in such entity's stock price or trading volume, (D) any Effect that results from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect such entity in any material respect), or (E) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such entity in any material respect).

     (c) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.11.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance.

     (a) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

     (b) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                   * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          SCANSOFT, INC.

                                          By:
                                            ------------------------------------
                                            Paul A. Ricci
                                            Chairman and Chief Executive Officer

                                          SPIDERMAN ACQUISITION CORPORATION

                                          By:
                                            ------------------------------------
                                            Paul A. Ricci
                                            Chairman and Chief Executive Officer

                                          SPEECHWORKS INTERNATIONAL, INC.

                                          By:
                                            ------------------------------------
                                            Stuart R. Patterson
                                            Chief Executive Officer

                  ****AGREEMENT AND PLAN OF REORGANIZATION****
                                        56